CERTIFICATE OF INCORPORATION

                                     OF

                                PATRIARCH, INC.

FIRST.  The name of this corporation shall be:

                                PATRIARCH INC.

SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808,and its registered agent at such address is THE COMPANY CORPORATION.

THIRD.  The purpose or purposes of the corporation shall be:

   To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) shares with a par value of $0.0001 each, amounting to Ten Thousand Dollars ($10,000).

FIFTH.  The name and mailing address of the incorporator is as follows:

                         Shirley Jones
                         The Company Corporation
                         2711 Centewille Road, Suite 400
                         Wilmington, DE  19808

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

   IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this sixteenth day of February, A.D. 2001,


                                              /s/ Shirley Jones
                                              -----------------
                                                  Shirley Jones
                                                  Incorporator